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As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-123815

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vistula Communications Services, Inc.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4813 (Primary Standard Industrial Classification Code Number)	20-0734966 (I.R.S. employer Identification Number)

Suite 801, 405 Park Avenue
New York, NY 10022
(212) 317-8900
(Address and telephone number of principal executive offices)

Rupert Galliers-Pratt
Suite 801, 405 Park Avenue
New York, NY 10022
(212) 317-8900
(Name, address and telephone number of agent for service)

Copy to:
Paul Bork, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000

        Approximate date of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article Eighth of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). Article Eighth also provides that no amendment to or repeal of Article Eighth shall apply to or have any effect on the liability or the alleged liability of any director with respect to any acts or omissions of such director occurring prior to such amendment or repeal. A principal effect of Article Eighth is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

        Article Sixth of our charter and Section 10 of our bylaws provide that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify also applies to actions brought by us or in our right but only to the extent of expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter for which such person shall have been adjudged to be liable to us, unless and only to the extent that the court determines, in light of all the circumstances of the case, that indemnification for such expenses is proper. Our charter provides that no amendment or repeal of Article Sixth will affect or diminish the rights of an indemnitee with respect to any action, suit or proceeding arising out of any act or failure to act occurring prior to the amendment or repeal. The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

        Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have obtained an insurance policy that insures our directors and officers against losses, above a deductible amount, from specified types of claims.

        We have entered into indemnification agreements with certain of our directors. The indemnification agreements provide the maximum protection permitted by Delaware law with respect to the indemnification of directors. We believe that these provisions, policies and agreements are desirable to help us attract and retain qualified persons as directors and executive officers.

Item 25. Other Expenses of Issuance and Distributions.

        The following table provides information regarding the various anticipated expenses payable by VCS in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee	$4,002
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Transfer agent fees	1,000
Printing and related fees	25,000
Miscellaneous	20,000

Total	$125,002

Item 26. Recent Sales of Unregistered Securities.

        From our inception, we have sold the following securities in reliance on one or more exemptions from registration under the Securities Act of 1933, as amended, including the exemption under Section 4(2) thereof:

1.
On March 2, 2004, we issued a total of 2,000,000 shares of our common stock in exchange for all of the issued and outstanding shares of Vistula held by the sole shareholder of Vistula.

2.
On March 2, 2004, we issued a total of 21,885,000 shares of our common stock in exchange for all of the issued and outstanding shares of Cardlink held by the shareholders of Cardlink.

3.
On May 5, 2004, we issued a total of 100,000 shares of our common stock to one of our directors, Mr. Anthony Warrender, for a total consideration of $5,000.

4.
On May 13, 2004, we issued a total of 419,406 shares of our common stock to Kevin Dann & Partners, LLC in exchange for financial advisory and investment banking services provided by Kevin Dann to us.

5.
On July 2, 2004, we entered into a note subscription agreement with the J. Rothschild Assurance Self Invested Personal Pension Plan No.2, the sole beneficiary of which is our chairman, chief executive officer and president, Mr. Rupert Galliers-Pratt. The note subscription agreement was amended and restated on August 11, 2004. Under the amended and restated note subscription agreement, we issued and sold to Mr. Galliers-Pratt's pension plan a convertible promissory note in the principal amount of $125,000 on July 12, 2004 and we issued and sold to the pension plan a convertible promissory note in the principal amount of $50,000 on August 11, 2004. Both convertible promissory notes have a one year term, accrue interest at the rate of 7% per annum and are convertible into shares of our common stock at the price of $1.50 per share.

6.
On October 1, 2004, we issued 50,000 shares of common stock to NetYantra Inc. in consideration for a payment extension under our distribution and marketing agreement.

7.
On February 18 and March 4, 2005, we issued convertible debentures in the aggregate principal amount of $8,400,000 and warrants to purchase 8,400,000 shares of our common stock in exchange for an aggregate of purchase price of $8,400,000.

8.
On March 4, 2005 we issued a warrant to purchase 802,500 shares of common stock as consideration for placement services rendered in connection with our private placement that closed on February 18 and March 4, 2005.

9.
On March 15, 2005, we issued to MRS Partners LLC 725,000 shares of common stock and a promissory note in the principal amount of $1,170,000 as consideration for the purchase of certain telecommunications assets.

Item 27. Exhibits.

Exhibit Number	Exhibit Description
2.1(1)	Asset Purchase Agreement, dated as of January 5, 2004, by and between VCS, Inc. and MRS Partners LLC.
2.2(1)
Amendment and Indemnification Agreement, dated as of May 5, 2004, by and between Vistula Communications Services, Inc., MRS Partners LLC and Manuel Vierra, Pepper Snyder, Steven Ziswasser, Seymour Ziswasser, and Kirk Rossman.
3.1(1)	Certificate of Incorporation filed with the Delaware Secretary of State on September 22, 2003.
3.2(1)	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on January 23, 2004.
3.3(1)	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on March 4, 2004.
3.4(1)	Bylaws adopted on September 22, 2003.
3.5(1)	Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on July 20, 2004.
4.1(3)	Form of 8% Convertible Debenture
4.2(3)	Form of Common Stock Purchase Warrant
4.3(4)	Promissory note issued on March 15, 2005 by Vistula Communications Services, Inc. to MRS Partners LLC.
5.1(6)	Legal Opinion of Foley Hoag LLP
10.1(1)	Vistula Communications Services, Inc. 2004 Stock Incentive Plan.
10.2(1)	Amended and Restated Employment and Noncompetition Agreement, dated as of May 5, 2004, by and between Vistula Communications Services, Inc., Vistula USA, Inc. and Mark Scully.
10.3(1)	Amended and Restated Employment and Noncompetition Agreement, dated as of May 5, 2004, by and between Vistula Communications Services, Inc., Vistula USA, Inc. and Eric Pomeroy.
10.4(1)	Amended and Restated Employment and Noncompetition Agreement, dated as of May 5, 2004, by and between Vistula Communications Services, Inc., Vistula USA, Inc. and Edward DeMent.
10.5(1)	Non-Statutory Stock Option, dated as of May 5, 2004, by and between Vistula Communications Services, Inc. and Mark Scully.
10.6(1)	Non-Statutory Stock Option, dated as of May 5, 2004, by and between Vistula Communications Services, Inc. and Edward DeMent.
10.7(1)	Non-Statutory Stock Option, dated as of May 5, 2004, by and between Vistula Communications Services, Inc. and Eric Pomeroy.
10.8(1)	Telehouse FM Services Agreement, dated as of September 3, 2003, by and between Vistula Limited and Telehouse International Corporation of Europe Limited.
10.9(1)	Preferred Partner Agreement, dated as of December 16, 2003, by and between Vistula Limited and Telstra Europe Limited.

10.10(1)	Resale Agreement, dated as of September 4, 2003, by and between Vistula Limited and Telstra Europe Limited.
10.11(1)	Reciprocal International Telecommunications Services Carrier Agreement, dated as of January 20, 2004, by and between Vistula Limited and SwissFone Inc.
10.12(1)	Service Agreement, dated as of September 1, 2003, by and between Vistula Limited and iBasis Global, Inc.
10.13(1)	Qwest Wholesale Services Agreement, dated as of February 27, 2004, by and between Vistula Limited and Qwest Communications Corporation.
10.14(1)	Reciprocal Telecommunications Services Agreement, dated as of January 23, 2004, by and between Vistula Limited and Teleglobe International Ltd.
10.15(1)	Primus Telecommunications Limited Carrier Services Agreement, dated as of February 16, 2004, by and between Vistula Limited and Primus Telecommunications Limited.
10.16(1)	Reciprocal Telecommunications Services Agreement, dated as of December 2, 2002, by and between Vistula Limited and Bharti Telesonic Ltd.
10.17(1)	International Switched Telecommunications Services Agreement, dated as of August 8, 2003, by and between Vistula Limited and Elitetele SA.
10.18(1)	Global IP Network Service Agreement, dated as of February 10, 2004, by and between Vistula Limited and NTT Europe Ltd.
10.19(1)	Reciprocal International Carrier Service Agreement, dated as of April 15, 2004, by and between Vistula Limited and KDDI America, Inc.
10.20(1)	Distribution and Marketing Agreement, dated as of August 11, 2004, by and between NetYantra Inc., NetYantra India Pvt. Ltd. and Vistula Communications Services, Inc.
10.21(1)
Amended and Restated Note Subscription Agreement, dated as of August 11, 2004, by and between J. Rothschild Assurance Self Invested PPP#2 F/B/O Rupert Anthony Galliers-Pratt and Vistula Communications Services, Inc.
10.22(1)	Convertible Promissory Note, dated as of July 12, 2004, issued to J. Rothschild Assurance Self Invested PPP#2 F/B/O Rupert Anthony Galliers-Pratt in the principal amount of $125,000.
10.23(1)	Convertible Promissory Note, dated as of August 11, 2004, issued to J. Rothschild Assurance Self Invested PPP#2 F/B/O Rupert Anthony Galliers-Pratt in the principal amount of $50,000.
10.24(2)	Letter Agreement, dated September 9, 2004, by and between NetYantra Inc., NetYantra India Pvt. Ltd. and Vistula Communications Services, Inc.
10.25(3)
Securities Purchase Agreement dated February 18, 2005 by and among Vistula Communications Services, Inc. and Bushido Capital Master Fund, L.P., Oxford Capital Management, LLC, Stratford Partners, L.P., Gryphon Master Fund, L.P., Little Wing, L.P., Gamma Opportunity Capital Partners L.P., GSSF Master Fund, L.P., Tradewinds Fund Ltd., Professional Traders Fund, LLC DKR SoundShore Oasis Holding Fund Ltd., DKR SoundShore Strategic Holding Fund Ltd., Michael S. Urban and Sherry Urban, Murray Chernick, Scott A. Craven, Valor Capital Management, LP, Keith Barksdale, and Edward Neugeboren.

10.26(3)
Registration Rights Agreement dated February 18, 2005 by and among Vistula Communications Services, Inc. and Bushido Capital Master Fund, L.P., Oxford Capital Management, LLC, Stratford Partners, L.P., Gryphon Master Fund, L.P., Little Wing, L.P., Gamma Opportunity Capital Partners L.P., GSSF Master Fund, L.P., Tradewinds Fund Ltd., Professional Traders Fund, LLC DKR SoundShore Oasis Holding Fund Ltd., DKR SoundShore Strategic Holding Fund Ltd., Michael S. Urban and Sherry Urban, Murray Chernick, Scott A. Craven, Valor Capital Management, LP, Keith Barksdale, and Edward Neugeboren.
10.27(3)	Placement Agent Agreement dated February 15, 2005 by and between Vistula Communications Services, Inc. and IndiGo Securities, LLC.
10.28(3)
Escrow Agreement dated February 18, 2005 by and among Vistula Communications Services, Inc., IndiGo Securities, LLC, Feldman Weinstein LLP, Bushido Capital Master Fund, L.P., Oxford Capital Management, LLC, Stratford Partners, L.P., Gryphon Master Fund, L.P., Little Wing, L.P., Gamma Opportunity Capital Partners L.P., GSSF Master Fund, L.P., Tradewinds Fund Ltd., Professional Traders Fund, LLC DKR SoundShore Oasis Holding Fund Ltd., DKR SoundShore Strategic Holding Fund Ltd., Michael S. Urban and Sherry Urban, Murray Chernick, Scott A. Craven, Valor Capital Management, LP, Keith Barksdale, and Edward Neugeboren.
10.29(4)
Second Amendment to Asset Purchase Agreement dated as of March 15, 2005, by and between Vistula Communications Services, Inc., MRS Partners LLC, Manuel Vierra, Pepper Snyder, Steven Ziswassser, Seymour Ziswasser and Kirk Rossman.
10.30(5)	Marketing and Distribution Agreement as of April 1, 2005 by and between Vistula Communications Services, Inc. and Telstra Europe Limited.
10.31*	Indemnification Agreement dated as of August 18, 2004, by and between Vistula Communications Services, Inc. and Rupert Galliers-Pratt.
10.32*	Indemnification Agreement dated as of August 18, 2004, by and between Vistula Communications Services, Inc. and Anthony Warrender.
10.33*	Indemnification Agreement dated as of August 18, 2004, by and between Vistula Communications Services, Inc. and J. Marcus Payne.
21.1(1)	List of Subsidiaries.
23.1(6)	Consent of Vitale, Caturano & Company, Ltd.
23.2(6)	Consent of Foley Hoag LLP (included with Exhibit 5.1).
24.1(6)	Power of Attorney.

*
Filed herewith.

(1)
Incorporated herein by reference from Vistula Communications Services, Inc.'s Registration Statement on Form 10-SB, as amended (File No. 000-50758).

(2)
Incorporated herein by reference from Vistula Communications Services, Inc.'s quarterly report on Form 10-QSB, as amended, for the quarter ended September 30, 2004.

(3)
Incorporated herein by reference from Vistula Communications Services, Inc.'s current report on Form 8-K dated February 18, 2005 and filed with the Securities and Exchange Commission on February 25, 2005.

(4)
Incorporated herein by reference from Vistula Communications Services, Inc.'s current report on Form 8-K dated March 15, 2005 and filed with the Securities and Exchange Commission on March 21, 2005.

(5)
Incorporated herein by reference from Vistula Communications Services, Inc.'s current report on Form 8-K dated April 1, 2005 and filed with the Securities and Exchange Commission on April 4, 2005.

(6)
Previously filed.

Item 28. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by section 10(a)(3) of the Securities Act:

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)
File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Braintree, Commonwealth of Massachusetts, April 29, 2005.

VISTULA COMMUNICATIONS SERVICES, INC.
By:	/s/ GEORGE R. VAUGHN George R. Vaughn Chief Financial Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ * Rupert Galliers-Pratt
Title:	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
Date:	April 29, 2005
By:	/s/ GEORGE R. VAUGHN George R. Vaughn
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)
Date:	April 29, 2005
By:	/s/ * J. Marcus Payne
Title:	Director
Date:	April 29, 2005
By:	/s/ * Anthony Warrender
Title:	Director
Date:	April 29, 2005
*By:	/s/ GEORGE R. VAUGHN George R. Vaughn
Title:	Attorney-in-fact
Date:	April 29, 2005

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES